Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Stock Option Plan, as amended, and Equity Incentive Plan, as amended, of Neptune Wellness Solutions Inc. of our report dated July 7, 2022, with respect to the consolidated financial statements of Neptune Wellness Solutions Inc. as of and for the year ended March 31, 2021, included in its Annual Report (Form 10-K) for the year ended March 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Montreal, Canada

November 7, 2022